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                                                                     EXHIBIT 2.2


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                             Section               Chapter 11
                                   Section
LUMINANT WORLDWIDE                 Section               Case No. 01-43445-H3-11
         CORPORATION, et al.,      Section
                                   Section
         Debtors.                  Section               (Jointly Administered)



                         ORDER CONFIRMING JOINT PLAN OF
              LIQUIDATION OF LUMINANT WORLDWIDE CORPORATION, ET AL.

         The Court has considered the Joint Plan of Liquidation of Luminant Worldwide Corporation, et al. (the "Plan") filed by Luminant Worldwide Corporation, et al. (collectively, the "Debtors") and The Official Committee of Unsecured Creditors (the "Committee") on June 26, 2002.(1) The Court finds that notice of the Plan is adequate under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Rules and Orders of this Court. Based on the evidence presented, the arguments of counsel and this Court taking judicial notice of the Evidentiary Proffer of the Debtors in Support of Confirmation of the Plan Dated June 26, 2002 (Docket No. 789), the Court further finds that the Plan satisfies the applicable provisions of the Bankruptcy Code, and should therefore be confirmed. Accordingly, it is ORDERED that:

         1. All objections to confirmation not withdrawn or otherwise resolved are expressly overruled.

         2. The Plan is CONFIRMED, and all terms and conditions set forth in the Plan are APPROVED, as modified herein.

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(1)      A copy of the Plan is attached to this Confirmation Order as Exhibit
         "A." Capitalized terms shall have the meanings set forth in this Confirmation Order or the Finding of Facts and Conclusions of Law entered contemporaneously with this Confirmation Order, or absent such definitions, shall have the same meaning as in the Glossary of Defined Terms attached as Exhibit "A" to the Plan, unless the context otherwise requires.



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         3. The terms of the Plan are incorporated in this Order and shall be treated as a part of this Order; provided, however, that if there is a discrepancy between the terms of this Order and the terms of the Plan, the Order shall control.

         4. The Estates shall be substantively consolidated and (i) all assets and liabilities of the Debtors shall be deemed merged, (ii) all guarantees by one of the Debtors of the obligations of any of the other Debtors will be deemed eliminated so that any Claim against any of the Debtors and any guaranty thereof executed by any other of the Debtors and any joint or several liability of any of the Debtors will be deemed to be one obligation of the Debtors, and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases of any of the Debtors will be deemed filed against the Debtors and will be deemed one Claim against and a single obligation of the Debtors.

         5. The provisions of the Plan and this Confirmation Order are binding on the Debtors, and each Claimholder, Interestholder, any interested party in these chapter 11 cases, and any other Person receiving notice of the Plan or Confirmation Hearing, and their respective heirs, successors, and assigns, regardless of whether such party voted to accept the Plan.

         6. On confirmation of the Plan, the rights afforded in the Plan and the treatment of all Claims and Interests are in exchange for, and in complete satisfaction of, all debts and Claims of any nature whatsoever against the Debtors and any of the Estate Property, including the Available Cash.

         7. Except as provided in the Plan, on the Effective Date, any judgment rendered against the Debtors, to the extent that such judgment is a determination of liability of the Debtors concerning any discharged debt or Claim, is rendered null and void.


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         8. Unless otherwise provided in the Plan or by order of this Court, any and all injunctions or automatic stays provided for in this bankruptcy case pursuant to 11 U.S.C. Section 105, 11 U.S.C. Section 362, or otherwise, and in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

         9. As of the Effective Date, except as provided in the Confirmation Order, all entities shall be precluded from asserting against the Liquidating Debtors, their Estates, H. Malcolm Lovett, Jr. as the sole officer and director and financial advisor and in any other capacity of the Debtors and the Liquidating Debtors prior to the Effective Date, or the Plan Agents or their employees or agents, and the Plan Agents in their role as officers and directors or in any other capacity of the Liquidating Debtors, any claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors or Liquidating Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date.

         10. Except as provided in the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim or other debt or liability or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors or Liquidating Debtors, their Estates, H. Malcolm Lovett, Jr. as the sole officer and director and financial advisor or in any other capacity of the Debtors or the Liquidating Debtors prior to the Effective Date, or the Plan Agents or their employees or agents, and the Plan Agents in their role as officers and directors or in any other capacity of the Liquidating Debtors, or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights:
(i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or


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order; (iii) creating, perfecting, or enforcing any lien or encumbrance; (iv)
asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Liquidating Debtors; or (v) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan.

         11. The Confirmation Order is in recordable form, and shall be accepted by any filing or recording officer or authority of any applicable governmental unit for filing and recording purposes without further or additional order, certifications, or other supporting documents.

         12. Nothing in this Order shall prevent any third party from pursuing state or federal rights and claims against parties other than the Debtors that are not otherwise released, discharged, or enjoined by the terms of the Plan.

         13. The Debtors, the Plan Agents, and any other Person having duties or responsibilities under the Plan or this Confirmation Order, and their respective directors, officers, general partners, agents, trustees, representatives, and attorneys are specifically authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan or the terms of this Confirmation Order and the transactions respectively contemplated in those documents, all in accordance with the terms of the Plan and this Confirmation Order.

         14. To the extent that, under applicable nonbankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the holders of Interests in the

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Debtors, this Confirmation Order shall constitute such consent or approval, and such actions shall be, and are deemed to have been, taken by unanimous action of the holders of Interests in the Debtors.

         15. In accordance with section 7.1.1 of the Plan, H. Malcolm Lovett, Jr. ("Lovett") is approved as the General Plan Agent under the Plan and the two Limited Plan Agents approved to serve will be (1) Calvin Carter ("Carter"); and
(2) Kim Rozman ("Rozman"). The Limited Plan Agents shall, without breach of any duty, fiduciary or otherwise, cede any and all duties or responsibilities as Plan Agent to the General Plan Agent, subject to their right to revoke such deferral at any time. Pursuant to the Plan, Lovett shall continue to be paid monthly after the Confirmation Date at the same rates he was paid prior to the Confirmation Date subject to normal increases. The Limited Plan Agents will receive no compensation but will be reimbursed for reasonable expenses incurred in their role as Limited Plan Agents. The terms and conditions of the fee arrangement outlined in this paragraph governing Lovett, Carter and Rozman's compensation as the Plan Agents are approved.

         16. On the Effective Date, Lovett is specifically authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan or the terms of this Confirmation Order and the transactions respectively contemplated in those documents, or otherwise perform the duties as General Plan Agent outlined in the Plan, all in accordance with the terms of the Plan and this Confirmation Order.

         17. No Distribution under the Plan shall be required to be made on a Disputed Claim until such Claim becomes an Allowed Claim. Once a Claim becomes an Allowed Claim, the holder thereof shall receive a distribution with the next regularly scheduled distribution for the relevant Class in which such an Allowed Claim is included.

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         18. On the Effective Date, all executory contracts and unexpired leases
(the "Contracts and Leases") of the Debtors will be rejected, except for such Contracts and Leases that have already been rejected by order of the Bankruptcy Court. Any Claims arising out of the rejection of any of the Debtors' executory contracts and unexpired leases that are not filed within thirty (30) days after the Confirmation Date (or a shorter applicable period) shall be extinguished and forever barred, and therefore will not receive any Distributions under the Plan.

         19.      Section 7.4.6 of the Plan shall be amended as follows:
EXCULPATION. The Plan Agents, and their members, partners, officers, directors, employees and agents shall not be liable for any act they may do, or omit to do, in connection with or arising out of the Plan, the administration of the Plan, or the property to be distributed under the Plan. However, this paragraph 7.4.6 shall not apply to any act of gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.

         20.      Section 10.3 of the Plan shall be amended as follows:
EXCULPATION OF PLAN AGENTS, COMMITTEE MEMBERS AND OTHERS. Notwithstanding any other provision of this Plan, no Claimholder or Interestholder, or other party in interest, nor their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any claim, cause of action, or other legal or equitable right against the Plan Agents or their employees or agents, the Plan Agents in their role as officers and directors of the Liquidating Debtors, members of the Committee in their representative capacity, H. Malcolm Lovett, Jr. as the sole officer and director of the Debtors and Liquidating Debtors, for any act or omission in connection with, relating to, or arising out of the


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Debtors' chapter 11 cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence. In all such instances, the above-referenced parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Debtors' chapter 11 cases and under the Plan.

         21.      Section 16.12 shall be added to the Plan as follows:
IRS ALLOWED CLAIMS. The timely field proofs of claim filed by the Internal Revenue Service ("IRS") are deemed Allowed Claims. Accordingly, the IRS has an Allowed Class 2 Secured Claim in the amount of $1,742.55 and an Allowed Priority Unsecured Tax Claim in the amount of $190,775.49. Such claims will be paid in full, in cash upon the Initial Distribution Date. The IRS shall also have an Allowed Class 3 General Unsecured Claim in the amount of $52,930.14.

         22.      Section 16.13 shall be added to the Plan as follows:
IRS REMEDIES AND APPLICABLE RATE OF INTEREST. The IRS will receive the Internal Revenue Code rate of interest as provided in sections 6621 and 6622 of the Internal Revenue Code on any deferred payments under the Plan. Upon a default under the Plan relating to the payment of the IRS's Allowed Claims, the administrative collection powers of the IRS will be reinstated as they existed prior to the Petition Date.

         23.      Section 16.14 shall be added to the Plan as follows:
PAYMENT OF POST CONFIRMATION DATE TAXES. Nothing in the Plan exculpates the General Plan Agent from its obligation to pay post Confirmation Date taxes pursuant to Internal Revenue Code section 6012(b).

         24. Within three (3) days of Confirmation Date, the Proponents shall serve a copy of the Confirmation Order on the IRS and the participating brokers (the "Participating Brokers") as

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identified by the Depository Trust Company, to be sent by first-class mail, postage prepaid. The IRS and the Participating Brokers shall have twenty (20) days from the Confirmation Date to object to the Confirmation Order. The Confirmation Order will become a final order upon the expiration of twenty (20) days after the service of the Confirmation Order as evidenced in an affidavit of service filed with the clerk of Ct, S.D.TX.

         25. Pursuant to Bankruptcy Rules 2002 and 3020(c), within ten (10) days after the Effective Date, the Debtors shall serve notice of the entry of this Confirmation Order as provided in Bankruptcy Rule 2002(f) to all Creditors, Participating Brokers and other parties in interest, to be sent by first-class mail, postage prepaid, except to such parties who may be served by hand or facsimile or overnight courier, which service is hereby authorized.

         26. Notwithstanding confirmation of the Plan, this Court retains jurisdiction over the Debtors' Chapter 11 Cases pursuant to and for the purposes set forth in (a) sections 105(a) and 1127 of the Bankruptcy Code, and (b) for such other purposes as may be necessary or useful to aid in the confirmation and consummation of the Plan and its implementation.

         Dated: January 3, 2003.
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                                                  /s/ LETITIA Z. CLARK
                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE


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